Exhibit 99.1

Cryoport Announces Preliminary Fourth Quarter and Full Year 2019 Revenue

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2019 Revenue Grows 73%, BioPharma Revenue Grows 64%

NASHVILLE, Tennessee, January 9th, 2020 - Cryoport, Inc. (NASDAQ: CYRX) (NASDAQ: CYRXW) (“Cryoport”), the world's leading temperature-controlled logistics company dedicated to the life sciences industry, today announced preliminary revenue for the twelve and three-month periods ended December 31, 2019, based upon preliminary unaudited financial information.

Subject to quarter-end closing adjustments, the Company expects to report revenue of approximately $33.9 million and $9.2 million for the twelve and three-month periods ended December 31, 2019, an increase of 73% compared to $19.6 million and 61% compared to $5.7 million for the twelve and three-month periods ended December 31, 2018, respectively.

Cryoport expects to report Biopharma revenue of approximately $27.0 million and $6.9 million for the twelve and three-month periods ended December 31, 2019, an increase of 64% and 41%, compared to $16.5 million and $4.9 million for the twelve and three-month periods ended December 31, 2018.

“Cryoport experienced strong growth and will report record revenue for the full-year 2019,” stated Jerrell Shelton, Chief Executive Officer of Cryoport.

“Throughout 2019, Cryoport significantly increased its market share, adding a net 79 new clinical trials bringing the total number of clinical trials that we are now supporting to 436, with a net of 12 being added during the quarter ended December 31, 2019. We achieved these results for the fourth quarter despite having two high-volume trials fail to meet their endpoints and several clinical trials pause during the fourth quarter as they transitioned between phases or as commercial applications were filed or prepared to be filed.

“The commercial filings represent the potential for new high-revenue commercial opportunities for Cryoport in 2020 and beyond. We are excited about our business and confident that 2020 will be another strong year as we expect to be supporting as many as five new commercial therapies as five of our existing clients recently filed Biologic License Applications (BLA) or Marketing Authorization Applications (MAA) for new therapies. Additionally, from our existing clients, we expect up to 10 additional commercial filings over the course of the year in 2020.

“For the full year 2019, we also experienced record revenue from our commercial agreements supporting Gilead’s YESCARTA® and Novartis’ KYMRIAH®. Our third commercial support program with bluebird bio for the anticipated commercial launch of ZYNTEGLO™ is slated to begin in early 2020,” concluded Mr. Shelton.

Cryoport expects to report its 2019 full-year and fourth quarter results on March 5, 2020.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is the world's premier provider of temperature-controlled supply chain solutions for the life sciences industry, serving the Biopharma, Human Reproductive, and Animal Health markets.  Our mission is to support life and health on earth by providing reliable and comprehensive solutions for the life sciences through our advanced technologies, Global Supply Chain Network and dedicated scientists, technicians and supporting team of professionals. Through purpose-built proprietary packaging; information technology; smart, sustainable cold chain logistics; and biostorage/biobanking services, Cryoport helps its customers advance life sciences research, support life-saving advanced therapies and deliver vaccines, protein producing materials, and IVF treatments in over 100 countries around the world. For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s 10-K for the year ended December 31, 2018 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communications

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

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